UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 10, 2018
SPECTRUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35006	93-0979187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 S. Eastern Ave., Ste. 240, Henderson, NV	89052
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (702) 835-6300
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 10, 2018, Spectrum Pharmaceuticals, Inc. (the “Company”) entered into new employment agreements (each an “Employment Agreement,” and together, the “Employment Agreements”) with Joseph W. Turgeon, President and Chief Executive Officer, Kurt A. Gustafson, Executive Vice President and Chief Financial Officer, and Thomas J. Riga, Executive Vice President, Chief Operating Officer and Chief Commercial Officer (each an “Executive,” and together, the “Executives”), in each case effective as of April 10, 2018. The Employment Agreements supersede the Executives’ prior change of control severance agreements and each Employment Agreement has a term of five years.
Pursuant to the Employment Agreements, Mr. Turgeon will be entitled to receive an annual base salary of $750,000 as compensation for his services. Mr. Turgeon will also be eligible to receive an annual cash bonus equal to 70% of his salary, based on the performance of the Company and Mr. Turgeon’s relative to performance objectives or other metrics the board of directors of the Company (the “Board”) may deem appropriate. Messrs. Gustafson and Riga will be entitled to receive annual base salaries of $525,000 and $500,000, respectively. Each of Messrs. Gustafson and Riga will also be eligible to receive annual cash bonuses equal to 50% of their respective salaries, based on the performance of the Company and the respective Executives relative to performance objectives or other metrics the Board may deem appropriate. Each of Messrs. Turgeon and Riga will also be entitled to receive a relocation allowance not to exceed $200,000 in the event that he relocates to Southern California within the first two and one-half years of the term covered by his respective Employment Agreement.
In the event of a termination other than following a Change of Control (as defined in the Employment Agreements), if any Executive is terminated by the Company for Cause (as defined in the Employment Agreements), or if any Executive terminates his employment without Good Reason (as defined in the Employment Agreements), such Executive will be entitled to any unpaid base salary and benefits accrued through the date of termination.
In the event of a termination other than following a Change of Control, if any Executive is terminated by the Company without Cause, or if any Executive terminates his employment with Good Reason, such Executive will be entitled to receive any unpaid base salary and benefits accrued through the date of termination, as well as a lump sum payment equal to two years of base salary and two times the previous year’s bonus, as well as 18 months of Company-paid continued coverage for such Executive and his dependents under the Company’s existing health and benefit plans. Such Executive will also immediately vest in all options, restricted stock and other equity incentive compensation, and will vest in his performance-based awards pro rata based on the target award for such performance-based awards and the number of days he was employed by the Company during the applicable performance period, irrespective of actual performance.
Within 12 months following a Change of Control, if any Executive is terminated by the Company without Cause, or if any Executive terminates his employment with Good Reason, such Executive will be entitled to receive any unpaid base salary and benefits accrued through the date of termination, as well as two years of base salary (to be paid monthly over a 24-month period following termination) and a lump sum payment equal to two times the previous year’s bonus, as well as 18 months of Company-paid continued coverage for such Executive and his dependents under the Company’s existing health and benefit plans. Such Executive will also vest in all options, restricted stock and other equity incentive compensation immediately upon consummation of the Change of Control, and will vest in his performance-based awards pro rata based on the target award for such performance-based awards and the number of days he was employed by the Company before the Change of Control during the applicable performance period, irrespective of actual performance.
All severance payments due to an Executive’s termination without Cause or with Good Reason are subject to the execution and delivery of a general waiver and release of claims within 90 days of the date of termination.
The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by the Employment Agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2018.
Item 8.01    Other Events.
In March 2018, certain employees of the Company, including the Executives, implemented sell to cover arrangements in accordance with the requirements specified in Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended, to satisfy tax withholding obligations that arise in connection with the vesting of restricted stock awards and restricted stock units granted under the Spectrum Pharmaceuticals, Inc. 2009 Incentive Award Plan. Any sales made pursuant to such arrangements on behalf of the Executives will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUM PHARMACEUTICALS, INC.

Date: April 16, 2018	By:	/s/ Kurt A. Gustafson
Kurt A. Gustafson Executive Vice President and Chief Financial Officer